CATERPILLAR FINANCIAL SERVICES CORPORATION

POWERNOTES (SM)

With Maturities of 9 months or more from Date of Issue

Registration No.  333-109182

Filed Pursuant to Rule 424 (b) (3)

PRICING SUPPLEMENT NO.  417                                                                 Trade Date:  04/12/04

(To Prospectus Supplement dated November 6, 2003 &

  Prospectus dated October 15, 2003)                                                                       Issue Date:   04/15/04

The Date of this Pricing SupplementApril 12, 2004

SUBJECT TO REDEMPTION OR REPAYMENT

  CUSIP                                                                                                                                    Date and terms of redemption or

     or        Stated                                                                     Interest                                    repayment (including any

Common  Interest                      Price to  Discounts &         Payment  Survivors                  applicable regular or special

  Code      Rate (1)                Maturity                Public (2)                Commissions       Frequency      Option     Yes/No                record dates)

14911QTJ0   *Step                        04/15/19           100%                    1.60%                  Quarterly           YES          YES               Callable at 100% beginning 04/15/07

                                                                                                                                                                                                                        and quarterly thereafter.

Principal                                                                                  1st Payment  Day

Amount                   Proceeds                  Dealer                            Date                   Count

$3,841,000.00                $3,779,544.00         ABN AMRO Inc.                 07/15/04                  30/360

Original Issue Discount Note:                                                                     Total Amount of OID:

____  Yes                X    No                                                                                     N/A

*Step Coupon Schedule

April 15, 2004 to, but not including April 15, 2007                4.25%

April 15, 2007 to, but not including April 15, 2010                5.00%

April 15, 2010 to, but not including April 15, 2013                5.75%

April 15, 2013 to, but not including April 15, 2016                6.50%

April 15, 2016 to, but not including April 15, 2019                7.25%

The interest rates on the PowerNotes (SM) may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes (SM) offered prior to the effective date of the change.   Prior to the date of this Pricing Supplement, $2.945 mm principal amount of the PowerNotes (SM) were sold at interest rates then in effect.  Subsequent offerings of PowerNotes (SM) will be made under the Prospectus Supplement and Prospectus dated October 15, 2003.

Expressed as a percentage of aggregate principal amount.  Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.